Exhibit 3.1

Certificate of Amendment
to
Amended and Restated
Certificate of Incorporation
of
Kaiser Aluminum Corporation

The undersigned, John M. Donnan, certifies that he is the Executive Vice President-Legal, Compliance and Human Resources of Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and does hereby further certify as follows:
1.    The name of the Company is Kaiser Aluminum Corporation.
2.    The Company was originally incorporated under the name “KaiserTech Limited.” The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on February 20, 1987; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 9, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 28, 1989; was amended by the Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 1990; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 1991; was amended by the Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 11, 2000; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 2000; was restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 6, 2006; was amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 7, 2008; and was amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State of June 2, 2015.
3.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), with the stockholders of the Company having adopted the amendment reflected therein at the Company’s Annual Meeting of Stockholders held on May 26, 2016.
4.    Section 4 of Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended by deleting such section in its entirety and by replacing such deleted section with the following:
Section 1. Transfer Restrictions.
(a)5% Ownership Limit.
(1)Any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio if, as a result of such Transfer, either (A) any Person would become a 5% Shareholder or (B) the Percentage Stock Ownership in the Company of any 5% Shareholder would be increased.
(2)(A)    Paragraph (a)(1) of this Section 4 of Article IV will not apply to a 5% Transaction if the Board approves the Transfer in accordance with Paragraph (a)(2)(B) or Paragraph (a)(2)(C) of this Section 4 of Article IV.
(B)The restrictions set forth in this Section 4 of Article IV are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Company may limit the Company’s ability to utilize its Tax Benefits. The restrictions set forth in paragraph (a)(1) of this Section 4 of Article IV will not apply to a proposed Transfer that is a 5% Transaction if the transferor or the transferee obtains the approval of the Board in the manner described below. In connection therewith, and to provide for effective operation of these provisions, any Person who desires to effect a Transfer that may be a 5% Transaction (a “Requesting Person”) may, prior to the date of such Transfer for which the Requesting Person seeks approval (the “Proposed Transfer”), request in writing (a “Request”) that the Board review the Proposed Transfer and approve or not approve the Proposed Transfer in accordance with this paragraph (a)(2)(B) of Section 4 of Article IV. Any Request must be delivered by registered mail, return receipt requested, to the Secretary of the Company at the Company’s principal executive office. Such Request will be deemed to have been made when actually received by the

Company. Any Request must include: (i) the name, address and telephone number of the Requesting Person; (ii) the number and percentage of Company Securities then Beneficially Owned by the Requesting Person; and (iii) a reasonably detailed description of the Proposed Transfer by which the Requesting Person would propose to effect a 5% Transaction and the proposed tax treatment thereof. The Board will, in good faith, endeavor to respond to any Request within 30 calendar days of receiving such Request; provided that the failure of the Board to make a determination within such period will be deemed to constitute the denial by the Board of the Request. The Requesting Person must respond promptly to reasonable and appropriate requests for additional information from the Company or the Board and its advisors to assist the Board in making its determination. As a condition to granting any approval under this paragraph (a)(2)(B) of Section 4 of Article IV, the Board may, in its discretion, require (at the expense of the Requesting Person) a report from advisors selected by the Board to the effect that the Proposed Transfer will not result in the application of any limitations on the use by the Company of the Tax Benefits taking into account any and all other Transfers that have been consummated prior to receipt of the Request, any and all other Proposed Transfers that have been approved by the Board prior to receipt of the Request and such other actual or proposed transactions involving Stock as the Board may require; provided that the Board may approve the Proposed Transfer notwithstanding the effect thereof on the Tax Benefits if it determines that the approval is in the best interests of the Company. The Board may impose any conditions that it deems reasonable and appropriate in connection with approval of a Proposed Transfer, including without limitation restrictions on the ability of the transferee to transfer Company Securities acquired by it in the Transfer to which such approval relates. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company will maintain the confidentiality of such Request and the determination of the Board with respect thereto, unless the information contained in the Request or the determination of the Board with respect thereto otherwise becomes publicly available.
(C)The Board may determine that the restrictions set forth in paragraph (a)(1) of this Section 4 of Article IV will not apply to a Transfer that is a 5% Transaction, whether or not a Request has been made pursuant to paragraph (a)(2)(B) of this Section 4 of Article IV. In connection with such approval of a Transfer, the Board may impose any conditions that it deems reasonable and appropriate, including without limitation restrictions on the ability of the transferee to transfer Company Securities acquired by it in the Transfer to which such approval relates. Any determination of the Board pursuant to this paragraph (a)(2)(C) of Section 4 of Article IV may be made prospectively or retroactively.
(3)Paragraph (a)(1) of this Section 4 of Article IV will not apply to Transfers to a Public Group (including a new Public Group).
(4)Each certificate representing Company Securities issued prior to the Restriction Release Date will contain a legend that refers to the restrictions set forth in this Section 4 of Article IV as follows:
“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED, RESTATED OR AMENDED AND RESTATED AND IN EFFECT FROM TIME TO TIME, THE “CERTIFICATE OF INCORPORATION”) OF KAISER ALUMINUM CORPORATION (THE “CORPORATION”) CONTAINS RESTRICTIONS PROHIBITING TRANSFERS (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “5‑PERCENT SHAREHOLDER” UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER IS PROHIBITED BY SUCH RESTRICTIONS, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER THAT DOES NOT INVOLVE AN ACTUAL DIRECT TRANSFER OF SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE LAW (“SECURITIES”) BUT OTHERWISE CONSTITUTES A TRANSFER PROHIBITED BY SUCH RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION SO AS TO EFFECTIVELY REVERSE THE

INDIRECT, CONSTRUCTIVE OR OTHER TRANSFER PROHIBITED BY SUCH RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board may also require that any certificates representing Company Securities issued prior to the Restriction Release Date that are subject to conditions imposed by the Board in connection with its approval under paragraph (a)(2) of this Section 4 of Article IV also bear a conspicuous legend referencing the applicable restrictions.
(5)As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed transferee or any Person controlling, controlled by or under common control with the proposed transferee, will provide such information as the Company may request from time to time in order to determine compliance with this Section 4 of Article IV or the status of the Tax Benefits. The Company may make such arrangements with, or issue such instructions to, its stock transfer agent as may be determined by the Secretary of the Company to be necessary or advisable to implement this Section 4 of Article IV.
(b)Treatment of Excess Securities.
(1)No employee or agent of the Company will record any Prohibited Transfer, and the Purported Transferee in any Prohibited Transfer will not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Excess Securities. The Purported Transferee of such Excess Securities will not be entitled with respect to such Excess Securities to any rights of stockholders of the Company, including without limitation the rights to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. After Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer in accordance with the provisions of this Section 4(b) of Article IV, such Company Securities will cease to be Excess Securities. Any Transfer of Excess Securities not in accordance with the provisions of this Section 4(b) of Article IV will also be a Prohibited Transfer.
(2)If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer, then, upon written demand by the Company, the Purported Transferee will transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an Agent. The Agent will thereupon sell as promptly as practicable to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that (A) the Agent will effect such sales only if and when it can do so in transactions that do not constitute Prohibited Transfers and (B) the Agent will effect such sales in an orderly fashion and will not be required to effect any such sale within any specific time frame if, in the Agent’s business judgment, such sale would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender the Excess Securities to the Agent, the Purported Transferee will be deemed to have sold the Excess Securities for the Agent and will be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (b)(3) of this Section 4 of Article IV if the Agent rather than the Purported Transferee had resold the Excess Securities.
(3)The Agent will apply any proceeds of a sale by it of such Excess Securities, any dividends or distributions received by it from the Company with respect to such Excess Securities, any amounts received by it from the Purported Transferee in respect of Prohibited Distributions on such Excess Securities and, if the Purported Transferee had previously resold such Excess Securities, any amounts received by it from the Purported Transferee in respect of such previous sale, as follows:
(A)first, to pay costs and expenses incurred by the Agent in connection with the Agent’s duties specified herein;
(B)second, to pay to the Purported Transferee up to the amount paid by the Purported Transferee for the Excess Securities or, in the event the Prohibited Transfer was, in whole or in part, a gift, inheritance or similar Transfer, the Fair Market Value of the Excess Securities on the date of the Prohibited Transfer thereof, as shall be determined at the discretion of the Board; and

(C)third, to pay any remaining amounts to the Purported Transferor or, if the Purported Transferor that was party to the Prohibited Transfer cannot readily be identified, to one or more organizations qualifying under Section 501(c)(3) selected by the Board.
The recourse of any Purported Transferee in respect of any Prohibited Transfer will be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 4 of Article IV inure to the benefit of the Company.
(4)If the Purported Transferee fails to surrender the Excess Securities, Prohibited Distributions or the proceeds of a sale of Excess Securities to the Agent within 30 days from the date on which the Company makes a demand pursuant to paragraph (b)(2) of this Section 4 of Article IV, then the Company will promptly take all actions that it believes are necessary or advisable to enforce the provisions hereof, including without limitation the institution of legal proceedings to compel such surrender.
(5)The Company will make the demand described in paragraph (b)(2) of this Section 4 of Article IV within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Company makes such demand at a later date, the provisions of this Section 4 of Article IV will apply nonetheless.
(6)In the event of any Transfer that does not involve an actual direct Transfer of securities of the Company within the meaning of Delaware law (“Securities” and individually, a “Security”) but otherwise constitutes a Prohibited Transfer, the application of paragraphs (b)(2) and (b)(3) of this Section 4 of Article IV will be modified as described in this paragraph (b)(6). In such case, the 5% Shareholder acquiring Securities in such Transfer will not be required to dispose of any interest that is not a Security, but such 5% Shareholder and/or any Person whose ownership of Securities is attributed to such 5% Shareholder will be required to dispose of sufficient Securities (which Securities will be disposed of in the inverse order in which they were acquired) to cause such 5% Shareholder, following such disposition, to have effectively reversed the Prohibited Transfer. The Securities to be disposed of will be considered Excess Securities and will be disposed of through the Agent as provided in paragraphs (b)(2) and (b)(3) of this Section 4 of Article IV, except that the maximum aggregate amount payable either to such 5% Shareholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale will be the Fair Market Value of such Excess Securities on the date of the purported Transfer. Such disposition will be deemed to occur simultaneously with the purported Transfer giving rise to the application of this provision. All expenses incurred by the Agent in disposing of such Excess Stock will be paid out of any amounts due such 5% Shareholder or such other Person. The purpose of this paragraph (b)(6) is to extend the restrictions of this Section 4 of Article IV to situations in which there is a 5% Transaction without an actual direct Transfer of Securities, and this paragraph (b)(6), along with the other provisions of this Section 4 of Article IV, will be interpreted to produce the same results, with differences as the context requires, as an actual direct Transfer of Company Securities.
(7)Nothing in this Section 4(b) of Article IV will (a) be deemed inconsistent with any attempted Transfer of Company Securities being void ab initio as provided in paragraph (a)(1) of this Section 4 of Article IV or (b) preclude the Company in its discretion from immediately bringing legal proceedings to give effect to the provisions of this Section 4 of Article IV without a prior demand or taking additional actions as it deems advisable to give effect to the provisions of this Section 4 of Article IV.
(c)Board Determinations and Authority.
(1)The Board will have the sole power to make determinations regarding compliance with this Section 4 of Article IV and any matters related thereto, including without limitation (A) the identification of 5% Shareholders, (B) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership of any 5% Shareholder, (D) whether an instrument constitutes a Company Security, (E) the amount (or Fair Market Value) due to a Purported Transferee or a Purported Transferor pursuant to paragraph (b)(3), and (F) any other matters which the Board determines to be relevant. The good faith determination of the Board on such matters will be conclusive and binding for all the purposes of this Section 4 of Article IV. All determinations, approvals or other actions by the Board pursuant to this Section 4 of Article IV will require the affirmative vote of a majority of the total number of directors that the Company would have if there were no vacancies.
(2)The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Company not inconsistent with the provisions of this Section 4 of Article IV for purposes of determining whether any Transfer of Company Securities would jeopardize the Company’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 4 of Article IV.

(3)Nothing contained in this Section 4 of Article IV will limit the authority of the Board to take such other actions permitted by law as it deems necessary or advisable to preserve the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law, the Board may, by adopting a written resolution, (A) accelerate the Release Restriction Date, (B) modify the Persons covered by this Section 4 of Article IV, (C) modify the definition of any term used in this Section 4 of Article IV, or (D) otherwise modify the terms of this Section 4 of Article IV, in each case, in order to prevent an “ownership change” for purposes of Section 382; provided, however, that the Board will not cause there to be such an acceleration or modification unless it determines that the continuation of the restrictions set forth in this Section 4 of Article IV is no longer necessary for the preservation of the Tax Benefits or that such modification is necessary or advisable to preserve the Tax Benefits, as applicable. Stockholders will be notified of any such acceleration or modification through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Company deems appropriate.
(4)In the case of an ambiguity in the application of any of the provisions of this Section 4 of Article IV, including any defined term used herein, the Board will have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that Section 4 of Article IV requires an action by the Board but fails to provide specific guidance with respect to such action, the Board will have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4 of Article IV. All such determinations made by the Board in good faith will be conclusive and binding for all purposes of this Section 4 of Article IV.
(5)The Board may delegate all or any portion of its duties and powers under this Section 4 of Article IV to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 4 of Article IV through duly authorized officers or agents of the Company. Nothing in this Section 4 of Article IV will be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.
(d)Reliance. To the fullest extent permitted by law, the Company and the directors will be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, or the corporate controller of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents of the Company in making the determinations contemplated by this Section 4 of Article IV, and the members of the Board will not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Company Securities owned by, any stockholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Company Securities.
(e)Benefits. Nothing in this Section 4 of Article IV will be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this Section 4 of Article IV. This Section 4 of Article IV will be for the sole and exclusive benefit of the Company and the Agent.
(f)Definitions. As used in this Section 4 of Article IV, the following capitalized terms have the following meanings when used herein in with initial capital letters:
(1)“5% Shareholder” means a Person having a Percentage Stock Ownership of 4.99% or more; provided, however, that the Agent will not constitute a 5% Shareholder.
(2)“5% Transaction” means any Transfer or attempted Transfer of Company Securities described in clause (A) of paragraph (a)(1) of this Section 4 of Article IV.
(3)“Agent” means an agent designated by the Board.
(4)“Code” means the Internal Revenue Code of 1986, as amended.
(5)“Company Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code or any successor provision), (c) warrants, rights or options (including without limitation options within the meaning of Treasury Regulation § 1.382-4(d)(9) or any successor provision) to purchase stock of the Company, and (d) any other Stock.
(6)“Excess Securities” means, with respect to any Prohibited Transfer, the Company Securities that are the subject of such Prohibited Transfer.

(7)“Fair Market Value “ means, with respect to any Excess Securities, the closing price of such Excess Securities on the applicable date. The “closing price” for such purposes will be the last sale price, regular way, or, in case no such price as reported, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or, if the Excess Securities are not listed or admitted to trading on any national securities exchange, the last quoted bid price in the over-the-counter market as reported by OTC Market Group, Inc. or a similar organization or, if the Excess Securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Excess Securities selected by the Board. If the Excess Securities are not publicly held or not so listed or traded, or are not the subject of available bid and asked quotes, “Fair Market Value” will mean the fair value of such Excess Share as determined in good faith by the Board.
(8)“Percentage Stock Ownership” means percentage Stock Ownership interest as determined in accordance with Treasury Regulation §1.382-2T(g), (h), (j) and (k) or any successor provisions.
(9)“Person” means any individual, firm, corporation, partnership, limited liability company, limited partnership, trust or other “entity” (including any group that is deemed to constitute a single “entity”) within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and includes any successor (by merger or otherwise) of such entity.
(10)“Prohibited Distributions” means, with respect to any Prohibited Transfer, any dividends or distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities.
(11)“Prohibited Transfer” means any purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Section 4 of Article IV.
(12)“Proposed Transfer” has the meaning set forth in paragraph (a)(2)(B) of this Section 4 of Article IV.
(13)“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
(14)“Purported Transferee” means, with respect to any Prohibited Transfer, the intended transferee in such Prohibited Transfer.
(15)“Purported Transferor” means, with respect to any Prohibited Transfer, the Person who attempted to Transfer Company Securities in such Prohibited Transfer.
(16)“Request” has the meaning set forth in paragraph (a)(2)(B) of this Section 4 of Article IV.
(17)“Requesting Person” has the meaning set forth in paragraph (a)(2)(B) of this Section 4 of Article IV.
(18)“Restriction Release Date” means the earliest of (a) May 26, 2019, the third anniversary of the Company’s 2016 annual meeting of stockholders, or such earlier date as the Board may determine in accordance with paragraph (c)(3) of this Section 4 of Article IV, (b) the effective date of the repeal of Section 382 if the Board determines that the provision in this Section 4 of Article IV are no longer necessary for the preservation of Tax Benefits, and (c) the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.
(19)“Section 382” means Section 382 of the Code or any successor provision.
(20)“Section 501(c)(3)” means Section 501(c)(3) of the Code or any successor provision.
(21)“Securities” and “Security” each has the meaning set forth in paragraph (b)(6) of this Section 4 of Article IV.
(22)“Stock” means any interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18).
(23)“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382.

(24)“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect subsidiary thereof.
(25)“Transfer” means any direct, indirect or constructive sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Company, that alters the Percentage Stock Ownership of any Person, including without limitation the creation or grant of an option (including an option within the meaning of Treasury Regulation § l.382-2T(h)(4)(v)), but not including (A) the creation or grant of an option by the Company or (B) the issuance of Stock by the Company.
(26)“Treasury Regulations” means final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.
IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on behalf of Kaiser Aluminum Corporation this 26th day of May, 2016.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan
John M. Donnan Executive Vice President - Legal, Compliance and Human Resources